Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: February 26, 2013	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.06 per share cash dividend will be paid March 28, 2013, to common stock shareholders of record as of March 12, 2013. As previously announced, the Board is returning to its former practice of establishing a regular quarterly cash dividend that reflects the expected annual earnings of the company without a once per year special dividend. The intent is for the next quarterly cash dividend on common stock to be declared in May for payment in June, with specific dates and amounts determined at the time of declaration.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include Firstbank and Keystone Community Bank.

This press release contains forward-looking statements that involve risks and uncertainties, for example statements concerning expected earnings and future dividend dates and amounts. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.